September 26, 2005

Mail Stop 3561


Via U.S. Mail and Fax (650-745-3264)

Mr. Dean Antonis
Treasurer and Principal Financial Officer
Auto Underwriters of America, Inc.
2755 Campus Drive,
Suite 155
San Mateo, CA 94403

	Re:	Auto Underwriters of America, Inc.
      Form 10-KSB for Fiscal Year Ended June 30, 2004
		File No. 000-11582

Dear Mr. Antonis:

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


							Sincerely,



							Larry Spirgel
							Assistant Director



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